K-tel International, Inc.
                            2605 Fernbrook Lane North
                          Minneapolis, Minnesota 55447



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             Date February 18, 1997




To our shareholders:

         The Annual Meeting of shareholders of K-tel International, Inc. will be held at the Marquette Hotel, 7th & Marquette, Minneapolis, Minnesota on February 18, 1997 at 10:00 a.m., Central Time, for the following purposes:

         (1)      To elect directors.

         (2) To approve appointment of Arthur Andersen LLP as independent accountants.

         (3) To act upon any other business that may properly come before the meeting.

         Only shareholders of record at the close of business on January 7, 1997 will be entitled to vote at the meeting or any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting please read the attached Proxy Statement and complete, sign, date and return your Proxy in the reply envelope provided as soon as possible.

                                              By Order of the Board of Directors



                                              David Weiner
                                              Secretary


Approximate Date of Mailing Proxy Material:
January 10, 1997


                            K-tel International, Inc.
                            -------------------------

                                 Proxy Statement

                         Annual Meeting of Shareholders

                                  to be held on

                                February 18, 1997
                                -----------------


         The Board of Directors of K-tel International, Inc. (the "Company") solicits the enclosed Proxy for the Annual Meeting of Shareholders to be held at the Marquette Hotel, 7th & Marquette, Minneapolis, Minnesota on February 18, 1997 at 10:00 a.m., Central Time, and any adjournment thereof. Shares represented by proxies in the form solicited will be voted. Proxies may be revoked at any time before being exercised by filing with the Company's Secretary a proxy dated at a later time or a written revocation dated after the date of the proxy.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         Only shareholders of record at the close of business on January 7, 1997 will be entitled to vote at the meeting or any adjournment thereof. As of October 18, 1996, the Company had outstanding 3,748,822 shares of Common Stock. Each share of common stock has one vote.


                               SECURITY OWNERSHIP

         The following table sets forth, as of the record date, all persons known by the Company to be the owner, of record or beneficially, of as much as approximately five percent of the outstanding common stock of the Company, and such ownership by all officers and directors as a group.


                                     Number of Common Shares         Percent of
Name and Address                       Owned Beneficially              Class
----------------                     -----------------------         ----------

Philip Kives                               2,814,360                   75.1%
220 Saulteaux Crescent
Winnipeg, Manitoba  R3J 3W3
Canada


All officers and directors                 2,994,636 (1)               76.5%
as a group  (6 persons)
--------------------------

(Footnotes on following page.)


(1) Includes 166,375 shares with respect to which the officers and directors have rights to acquire beneficial ownership through the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any person who owns more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC for the filing of these reports and the Company is required to disclose in this Proxy Statement any failure to file the reports by these dates. Based upon (i) the copies of the Section 16(a) reports that the Company received from such persons for their 1996 fiscal year transactions and
(ii) the written representations received from such persons that no annual Form 5 reports were required to be filed for the 1996 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and beneficial owners of 10% or more of the Company's outstanding common stock, except that Mr. Kives filed a late Form 4 with respect to shares which he acquired from Mickey Elfenbein, the Company's former President, in connection with the termination of Mr. Elfenbein's employment with the Company and other transactions between them.


                      EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth certain information with respect to the executiv officers of the Company as of.

Name of Officer                Age             Positions and Offices Held
---------------                ---             --------------------------

Philip Kives                   67              Chairman of the Board,
                                               Chief Executive Officer

David Weiner                   39              President and Secretary

Jeffrey Koblick                49              Senior Vice President,
                                               Purchasing and Operations

Mark Dixon                     37              Vice President - Finance.
                                               Chief Financial Officer/Treasurer

         Messrs. Kives, Koblick and Dixon have held various offices and/or managerial positions with the Company for more than the past five years. Mr. Kives was reappointed Chief Executive Officer of the Company on October 16, 1995. Mr. Weiner joined K-tel on December 16, 1993 and held the position of Sr. Vice President of Corporate Development until July 12, 1996 and became President on September 16, 1996 after a break in service of approximately two months. Prior to joining the Company, and since 1989, Mr. Weiner held various managerial positions within the firm of Deloite & Touche Management Consulting.

                               PROPOSAL NUMBER ONE
                              Election of Directors

         Six (6) directors are to be elected at the meeting, each for a term of one year or until his successor is elected and qualified. All the persons listed below are now serving as directors of the Company. The Board of Directors proposes for election all of the nominees listed below:

                                                                                 Common Shares
                                                                                 Beneficially
                               Principal Occupation                              Owned as of
Name and Age                   during the past five                  Director    October 18,       Percent
 of Nominee                    years                                  Since      1996              of Class
------------------             -----------------------               --------    -------------     --------
Philip Kives                   Founder of the Company;                 1968        2,814,360         75.1%
 (67)                          Chairman of the Board
                               of the Company,
                               Chief Executive Officer

David Weiner                   President and Secretary                 1996          100,600 (1)      (2)
 (39)

Mark Dixon                     Vice President - Finance,               1993           15,126 (1)      (2)
 (37)                          Chief Financial Officer/Treasurer
                               of the Company

Jeffrey Koblick                Sr. Vice President - Purchasing         1996           64,550 (1)      (2)
 (49)                          and Operations

Garry Kieves                   CEO - Anagram International, Inc.       1996            -----         -----
 (48 )

Louis Scheimer                 CEO - Lou Scheimer Productions, Inc.    1996            -----         -----
 (68)

----------------------
(1)      Includes  shares  pursuant to options of which Mr. Weiner has 100,000,
Mr. Dixon has 15,125 and Mr. Koblick has 51,250.  No options are held by Messrs. Kives, Kieves and Scheimer.

(2)      Represents less than 1%.

         Garry Kieves is the nephew of Philip Kives.

         Philip Kives founded the Company in 1968 and has served as its Chairman of the Board since the Company's inception. In addition, Mr. Kives was reappointed the Chief Executive Officer on October 16, 1996.

         David Weiner is President and Secretary of the Company. Mr. Wiener joined the Company in 1993 and became a corporate officer in 1994 and served in that capacity until July 1996. Mr. Weiner was rehired as President in September 1996. Prior to joining the Company, Mr. Weiner held various positions within the firm of Deloite & Touche Management Consulting since 1989.

         Mark Dixon is Vice President Finance - Chief Financial Officer/ Treasurer of the Company. Mr. Dixon joined the Company in 1983 and became a corporate officer in 1989. Prior to joining K-tel, Mr. Dixon was with KPMG Peat Marwick, St. Paul, MN, earning his CPA in 1981. Mr. Dixon is a member of the Minnesota Society of CPA's and the AICPA.

         Jeffrey Koblick is Sr. Vice President - Purchasing and Operations of the Company. Mr. Koblick joined the Company in 1970 and became a corporate officer in 1978. Mr. Koblick has served K-tel International, Inc. in various capacities and was appointed Sr. Vice President - Purchasing and Operations in 1986.

         Garry Kieves is the founder and Chief Executive Officer of Anagram International, Inc., a closely held manufacturer and distributor of metallic (mylar) balloons. Mr. Kieves founded Anagram in Belgium in 1976 and moved manufacturing to the United States in 1980. Anagram has become the world's largest manufacturer of metallic (mylar) balloons with its corporate headquarters and manufacturing plant located in Eden Prairie, Minnesota. From its Minnesota facility, the Company markets its products in over 80 countries around the world. To support its worldwide marketing effort, sales offices and distribution facilities are located in London, Frankfurt, Madrid, Paris, Tokyo, Mexico City, Sydney, and Toronto.

         Louis Scheimer is President and founder of Lou Scheimer Productions, Inc., an animated film production company formed in 1984. Lou Scheimer Productions is currently involved in program acquisition through international sources for U.S. release. In 1961, Mr. Scheimer founded Filmation Associates, Inc. a film production company responsible for such animated films and shows as Superman, Batman, Aquaman and Fat Albert with Bill Cosby, the longest running (1972-1984) animated series of all time. Mr. Scheimer was CEO and President of Filmation Associates from 1961 until 1984, at which time the Company was sold. Mr. Scheimer has received numerous industry awards (an Emmy, a Scott Neuman and a Christopher) and is a member of the Motion Picture and Television Academies.

         During fiscal 1996 the Company's Board of Directors took action by way of Unanimous Actions in writing and held one formal meeting. At its meeting on February 13, 1996, the Board of Directors elected Mr. Kieves as outside director and member of the compensation and audit committees of the Board of Directors and Mr. Koblick was elected a director. Mr. Weiner was appointed as a director by unanimous action on October 29, 1996 and Mr. Scheimer was appointed as a director and member of the compensation and audit committees by unanimous action on October 29, 1996.

         The Audit Committee consists of Messrs., Kieves and Scheimer. The principal functions of the Audit Committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with representatives of management and the independent auditors the scope and procedures used in auditing the records of the Company; and (iii) review the financial statements of the Company. The Audit Committee held no meeting in fiscal 1996.

         The Compensation Committee consists of Messrs. Kives, Kieves and Scheimer. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel and to administer the Company's stock option and other compensation plans. The Compensation Committee held no meeting in fiscal 1996.

         Board members who are not also officers or employees of the Company receive a fee of $1,000 for each regular meeting attended and an annual directors fee of $12,000 to be paid on a quarterly basis at the end of each quarter. The Company paid director fees of $66,000 during fiscal 1996.

         All shares represented by proxies will be voted for the election of the foregoing nominees who have indicated a willingness to serve, if elected unless otherwise provided on the proxy. If any such nominee should withdraw or otherwise become unavailable for reasons not presently known, the Board of Directors may designate substitute nominees, in which event the shares represented by proxy cards returned to the Company will be voted for such substitute nominees unless an instruction to the contrary is indicated on the proxy card.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the stock option and other compensation plans. The Compensation Committee attempts to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality while at the same time including effective incentives to motivate Company executives to perform as necessary to continue the success and growth of the Company.


Management Incentive Plan

         The Company has a management incentive plan under which management and other key employees may be awarded annual bonuses based upon the achievement of financial goals and objectives and an assessment of personal performance during the year. Approximately 25 employees currently participate in the plan. Payments made to the executive officers under the management incentive plan are included in the Cash Compensation Table. Pursuant to the plan, no bonuses were earned by Messrs., Dixon and Weiner for fiscal 1994 or fiscal 1995. Mr. Koblick earned a bonus of $58,353 for fiscal 1994 which relates primarily to the performance by the Company's business in the U.S. Pursuant to the plan, no bonus was earned by Mr. Koblick for fiscal 1995. Pursuant to the plan, no bonuses were earned by Messrs., Weiner, Dixon and Koblick for fiscal 1996.


Retirement Plan

         Retirement benefits for full-time U.S. based employees of the Company are provided under a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code. Participants may elect to contribute, through salary reductions, up to 20% of their salary to the retirement plan up to a maximum of $9,500 per year, and the Company may make matching contributions up to 50% of the first 6% of the participants contributions. Employee contributions vest immediately; employer contributions vest 50% after one year of service and 100% after two years. Distributions upon death or termination of employment are subject to certain restrictions in order that federal income tax regulations be complied with and the amounts vested remain on a tax deferred basis until retirement. Amounts contributed by the Company as matching contributions for the executive officers under the 401(k) plan are included in the Cash Compensation Table. The Company made matching contributions of $28,109.87 in fiscal 1996.


Stock Options

         On July 15, 1987 the Board of Directors adopted the K-tel International, Inc. Stock Incentive Plan for officers and other key employees of the Company. The shareholders approved the plan on December 8, 1987. The stock incentives may take the form of incentive stock options, nonqualified stock appreciation rights and/or restricted stock. A total of 350,000 shares of the Company's common stock were reserved for issuance upon exercise of the options. The Board of Directors has sole authority to determine the employees to whom options and awards are granted, the duration of the exercise period and any other matters arising under the plan. The Compensation Committee expects to review option grants on an annual basis.

         As of October 18, 1996 there were 142,125 outstanding incentive stock options granted under the plan with 134,624 options exercisable and 217,500 nonqualified stock options granted under the plan with 110,625 options exercisable. As of October 18, 1996 there were 54,000 options available to be granted under the plan.

         During fiscal 1996, no options were granted to the executive officers. In September 1996, the Board of Directors granted Mr. Weiner a non-qualified stock option on 200,000 shares at an exercise price of $4.00 per share in connection with his hiring as the President of the Company after a break in service of approximately two months. The option vests 100,000 shares on the date of grant and in three equal installments on the first three anniversaries of the date of grant.


Chief Executive Officer Compensation

         Mr. Kives was reappointed as Chief Executive Officer October 16, 1995. Mr. Kives does not receive any compensation for his services to the Company.


    Philip Kives                  Garry Kieves                Louis Scheimer
Compensation Committee       Compensation Committee       Compensation Committee

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and each of the other highest paid executive officers of the Company for services in all capacities to the Company and its subsidiaries during the year ended June 30, 1996.
                                                                           Long Term
                                          Annual Compensation             Compensation
                                  ----------------------------------      ------------
Name and                                                                     Awards      All Other
Principal Position(s)             Year         Salary         Bonus          Options    Compensation
---------------------             ----         ------         ------      ------------  ------------
Philip Kives                      1996        $   --          $   --            --          $   --
Chief Executive Officer           1995        $   --          $   --            --          $   --
                                  1994        $   --          $   --            --          $   --

Mickey Elfenbein                  1996        $203,888        $   --            --          $101,466 (1)
Chief Executive Officer           1995        $228,250        $   --            --          $  2,022
(until October 16, 1995)          1994        $200,000        $   --          75,000        $    866
President and Secretary
(until March 1, 1996)

Jeffrey Koblick                   1996        $195,000        $   --            --          $  1,210
Senior Vice President -           1995        $177,482        $   --            --          $  2,022
Purchasing and Operations         1994        $167,500        $ 58,353         5,000        $  1,275

David Weiner                      1996        $146,250        $   --            --          $    495
Vice President - Corporate        1995        $117,500        $   --            --          $  1,366
Development                       1994        $ 59,583        $   --          10,000        $    275

Mark Dixon                        1996        $115,000        $   --            --          $  1,260
Chief Financial Officer,          1995        $ 97,500        $   --            --          $  1,221
Vice President - Finance          1994        $ 88,750        $   --           7,500        $    681
and Treasurer

--------------------------
(1) Other compensation for the 1994, 1995 and 1996 fiscal years consists of the
Company contributions under the 401(k) plan, except for $100,000 paid to Mr.
Elfenbein in 1996 in connection with the termination of his employment.


                        OPTION GRANTS IN LAST FISCAL YEAR

         No option grants were made to any officer named in the Summary Compensation Table, during the fiscal year ended June 30, 1996.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options exercised during the last fiscal year and unexercised options held as of
June 30, 1996.
                                                                Number of Unexercised             Value of Unexercised
                                                                  Options at Fiscal              In-the-Money Options at
                                                                     Year-End (#)                  Fiscal Year-End (1)
                                                             ------------------------------    ----------------------------
                         Shares Acquired         Value
Name                       on Exercise        Realized (1)   Exercisable      Unexercisable    Exercisable    Unexercisable
----                     ---------------      ------------   -----------      -------------    -----------    -------------
David Weiner                    0                 0             7,500             2,500          $      0       $      0


Jeffrey Koblick                 0                 0            51,250             1,250          $111,600       $      0


Mark Dixon                  7,000          $ 17,500            15,125             1,875          $ 19,968       $      0

---------------
(1)  Market value of underlying securities at year-end minus the exercise price.


Certain Transactions

         During fiscal 1996, the Company purchased $1,050,000 of consumer convenience product from K-tel International, Ltd., another company controlled by the Chairman of the Board. The purchase prices for these products were at prices comparable to transactions with a third party. However, the payment terms are open-ended as a method of financing the Company's consumer convenience product expansion in Europe and the U.S. There was no outstanding balance owed by the Company to this affiliate at June 30, 1996. The Company reimbursed such other company $4,000 during fiscal 1996 for warehousing and shipping services provided in Canada and travel, telephone and legal fees incurred on behalf of the Company.

         The Company sold approximately $217,000 of consumer convenience product in fiscal 1996 to K-tel International, Ltd. and K-tel International (Canada), Inc., both affiliates controlled by the Company's Chairman of the Board. The prices for these products were comparable to prices in transactions with third parties. There was no outstanding balance owed by these affiliates to the Company at June 30, 1996.


                         COMPANY STOCK PRICE PERFORMANCE

         The following Stock Price Performance Graph compares the cumulativ total return * of the Company, the S&P 500 Stock Index and peer groups for a five year period:


[GRAPHIC OMITTED]


Z-Trac - Zacks total return annual comparison - page 1
================================================================================

Prepared for ----------: K-Tel Internati

Prepared on -----------: August 26, 1996

5 year cumulative total
================================================================================
                          Starting
                           Basis
Description                 1991     1992       1993     1994     1995     1996
-----------------------   -------  -------    -------  -------  -------  -------
K-Tel Internati(%)                  294.74     266.67   -42.42   -23.68    12.06
K-Tel Internati($)        $100.00  $394.74  $1,447.37  $833.34  $635.97  $712.64

S & P 500(%)                         13.41      13.63     1.41    26.07    26.00
S & P 500($)              $100.00  $113.41    $128.87  $130.68  $164.75  $207.59

Peer Group Only(%)                  -88.18     -26.02    29.18   -11.90    29.69
Peer Group Only($)        $100.00   $11.82      $8.74   $11.29    $9.95   $12.90

Peers + Your Company(%)             -83.47      28.34    -8.77   -15.83    24.37
Peers + Your Company($)   $100.00   $16.53     $21.22   $19.36   $16.30   $20.27

* Cumulative total return assumes quarterly reinvestment of dividends.

Note: Data incomplete through last fiscal year.

Note: Corporate Performance Graph with peer uses peer group only performance (excludes your company).

Note: Peer group indices use begining of period market capitalization weighting.


                               PROPOSAL NUMBER TWO
                         Independent Public Accountants

         Arthur Andersen & Co., independent public accountants for the Company for fiscal 1996, have been selected by the Board of Directors for fiscal 1997. A representative of Arthur Andersen LLP is expected to be present at the 1996 Annual meeting and will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote "FOR" Arthur Andersen LLP as independent public accountants. The affirmative vote of a majority of the shares voting at the meeting is required for approval.

         All shares represented by proxies will be voted for the appointment of the foregoing unless otherwise provided on the proxy.


                             ADDITIONAL INFORMATION

General

         As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the individual voting the proxies.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally by telephone or by special letter. The Company may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of stock of the Company.

         The Company's Annual Report for the year ended June 30, 1996 accompanies this proxy statement.


Shareholder Proposal

         Any shareholders proposals for the Company's 1998 annual meeting must be received by the Company's Secretary by September 13, 1997 in order to be included in the proxy statement. The proposals must comply with all applicable statutes and regulations.

                                              By Order of the Board of Directors



                                              David Weiner
                                              Secretary

Minneapolis, Minnesota
January 10, 1997



                            K-TEL INTERNATIONAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Philip Kives and David Weiner, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all of the undersigned's shares of common stock of K-tel International, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on February 18, 1997 at 10:00 a.m. and at any adjournment thereof.

1.   Election of Directors:      For all nominees listed below
                                (except as marked on the contrary below)

                                 WITHHOLD AUTHORITY to vote for
                                 all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.)

Nominees:  Philip Kives, David Weiner, Mark Dixon, Garry Kieves,
---------  -----------------------------------------------------
           Jeffrey Koblick, Lou Scheimer
           -----------------------------

2. Approve the appointment of Arthur Andersen LLP as Company's Independent Accountants

           FOR                    AGAINST                   ABSTAIN

--------------------------------------------------------------------------------
              (Continued and to be signed on reverse side)

3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

Please sign exactly as your name or names appear below. If a partnership, sign in Partnership name by authorized person. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian give your full title as such. If a corporation, sign the full corporate name by a duly authorized officer.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                     Date_____________________________________

                                     Signatures(s):

                                     _________________________________________

                                     _________________________________________